Exhibit 99.1

Xilio Therapeutics Announces Pricing of $50.0 Million Public Offering

WALTHAM, Mass., June 2, 2025 — Xilio Therapeutics, Inc. (Nasdaq: XLO), a clinical-stage biotechnology company discovering and developing tumor-activated immuno-oncology therapies for people living with cancer, today announced the pricing of an underwritten public offering of pre-funded warrants to purchase 66,676,000 shares of common stock (the “pre-funded warrants”), accompanied by Series A warrants to purchase 66,676,000 shares of common stock (or, in certain circumstances, pre-funded warrants) (the “Series A warrants”), Series B warrants to purchase 66,676,000 shares of common stock (or, in certain circumstances, pre-funded warrants) (the “Series B warrants”) and Series C warrants to purchase 66,676,000 shares of common stock (or, in certain circumstances, pre-funded warrants) (the “Series C warrants”). The combined public offering price of one pre-funded warrant, one Series A warrant, one Series B warrant and one Series C warrant, which are being sold together but are immediately separable, is $0.7499, which is equal to the combined offering price of the pre-funded warrants, Series A warrants, Series B warrants and Series C warrants, less the $0.0001 per share exercise price of the pre-funded warrants. The offering is expected to close on or about June 5, 2025, subject to satisfaction of customary closing conditions. All of the securities are being offered by Xilio.

The pre-funded warrants will be exercisable immediately and will be exercisable until all of the pre-funded warrants are exercised in full. The Series A warrants will be exercisable the earlier of (i) December 1, 2025 and (ii) the trading day immediately following a period of five consecutive trading days on which the closing sale price of our common stock is a minimum of $1.50 per share, with an exercise price of $0.75 per share of common stock, and will expire five years from the date of issuance. In addition, each Series A warrant will immediately expire in proportion to the extent that the corresponding pre-funded warrant offered hereby is exercised on or prior to December 1, 2025; provided that this term will no longer apply to the Series A warrants beginning on the first the trading day immediately following a period of five consecutive trading days on which the closing sale price of our common stock is a minimum of $1.50 per share. The Series B Warrants will be exercisable on or after November 1, 2025, with an exercise price of $0.75 per share of common stock, and will expire on December 2, 2025, subject to certain extensions. The Series C Warrants will be exercisable on or after June 1, 2026, with an exercise price of $0.75 per share of common stock, and will expire on the earlier of (i) December 2, 2026 and (ii) the expiration time of the Series B warrant held by a holder in proportion to the extent that the corresponding Series B warrant expires without being exercised, subject to certain extensions.

The initial gross proceeds from the offering are expected to be approximately $50.0 million before deducting underwriting discounts and commissions and offering expenses. The pre-funded warrants and Series A warrants may be exercised for cash or on a net exercise or “cashless” basis, and the Series B warrants and Series C warrants may be exercised for cash or on a net exercise or “cashless” basis provided there is no effective registration statement or prospectus available which covers the Series B warrants and Series C warrants and shares of common stock issuable upon exercise of the Series B warrants and Series C warrants. If all of the Series B warrants and Series C warrants are exercised in cash at their exercise price, the Company may receive additional gross proceeds from the offering of up to approximately $100.0 million before deducting underwriting discounts and commissions and offering expenses.

Xilio intends to use the net proceeds received from the offering to advance the development of its product candidates and for working capital requirements and other general corporate purposes.

Leerink Partners is acting as the sole bookrunner for the offering.

A shelf registration statement on Form S-3 (File No. 333-285703), as amended, relating to the securities to be offered in the public offering was initially filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2025, and declared effective on May 8, 2025. The offering was made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and may be obtained for free by visiting the SEC’s website at www.sec.gov. A final prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the preliminary prospectus supplement and final prospectus supplement relating to the offering may also be obtained by contacting Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Xilio Therapeutics

Xilio Therapeutics is a clinical-stage biotechnology company discovering and developing tumor-activated, or masked, immuno-oncology (I-O) therapies with the goal of significantly improving outcomes for people living with cancer without the systemic side effects of current I-O treatments. The company is leveraging its proprietary platform to advance a pipeline of novel, tumor-activated I-O molecules that are designed to optimize the therapeutic index by localizing anti-tumor activity within the tumor microenvironment.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the satisfaction of customary closing conditions relating to the offering and the expected closing of the public offering. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, the satisfaction of customary closing conditions related to the public offering. These and other risks and uncertainties are described in greater detail in the sections entitled “Risk Factor Summary” and “Risk Factors” in Xilio’s filings with the SEC, including Xilio’s most recent Quarterly Report on Form 10-Q and any other filings that Xilio has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Xilio’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Xilio explicitly disclaims any obligation to update any forward-looking statements.

Investor and Media Contact

Scott Young

Vice President, Investor Relations and Corporate Communications

investors@xiliotx.com